Exhibit 99.1

March 16, 2021

Press Release

SOURCE: Oil States International, Inc.

Oil States Announces Pricing of $135 Million Principal Amount of Convertible Senior Notes Due 2026

HOUSTON, March 16, 2021 – Oil States International, Inc. (NYSE:OIS) (the “Company”) announced that it has priced a private offering of $135 million principal amount of its 4.75% convertible senior notes due 2026 (the “Notes”). The Company also granted the initial purchasers the option to purchase, during a 13-day period beginning on, and including, the first date on which the Notes are issued, up to an additional $15 million aggregate principal amount of the Notes. The Notes were only offered to persons reasonably believed to be qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), pursuant to Rule 144A under the Securities Act. The closing of the transaction is subject to customary closing conditions, and the Notes are expected to be delivered and paid for on March 19, 2021.

The Notes will be senior, unsecured obligations of the Company. The Notes, which priced at par, will bear interest at a rate of 4.75% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. The Notes will mature on April 1, 2026, unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Company will have the option to redeem all or any portion of the Notes on or after April 6, 2024, if certain conditions (including that the Company’s common stock trades above 130% of the conversion price for a specified period) are met, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will be convertible based on an initial conversion rate of 95.3516 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $10.49 per share, which represents a conversion premium of approximately 25% to the last reported sale price of $8.39 per share of the Company’s common stock on the New York Stock Exchange on March 16, 2021. The conversion rate is subject to adjustment in certain circumstances. In addition, following certain corporate events that could occur prior to the maturity date for the Notes or upon a notice of redemption, the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such corporate event or notice of redemption.

The Notes will be convertible into, subject to various conditions, cash, shares of the Company’s common stock, or a combination thereof, at the Company’s election.

The Company estimates that the net proceeds from the offering of the Notes will be approximately $130 million (or approximately $145 million if the initial purchasers exercise in full their option to purchase additional Notes), in each case, after deducting the initial purchasers’ discounts and commissions and the Company’s estimated offering expenses. The Company intends to use $120 million of the net proceeds from this offering to repurchase for cash $125 million aggregate principal amount of its 1.50% convertible senior notes due 2023 (the “2023 Convertible Notes”) as described below. The Company intends to use any remaining net proceeds for general corporate purposes, which may include further repurchases of its 2023 Convertible Notes and/or repayment of borrowings outstanding under our asset-based revolving credit facility.

Contemporaneously with the pricing of the Notes in the offering, the Company entered into separate and individually negotiated transactions (the “concurrent note repurchases”) with certain holders of the 2023 Convertible Notes to repurchase $125 million aggregate principal amount of the 2023 Convertible Notes for an aggregate of $120 million in cash, plus accrued interest.

The Company expects that certain holders of any 2023 Convertible Notes that the Company agreed to repurchase that have hedged their equity price risk with respect to such 2023 Convertible Notes (the “hedged holders”) will, concurrently with the pricing of the Notes, unwind all or part of their hedge positions by buying the Company’s common stock and/or entering into or unwinding various derivative transactions with respect to the Company’s common stock. The amount of the Company’s common stock to be purchased by the hedged holders may be substantial in relation to the historical average daily trading volume of the Company’s common stock. Any repurchase of the 2023 Convertible Notes and the potential related market activities by holders of the 2023 Convertible Notes participating in the concurrent note repurchases could increase (or reduce the size of any decrease in) the market price of the Company’s common stock and may have increased the initial conversion price of the Notes. The Company cannot predict the magnitude of such market activity or the overall effect it will have on the price of the Notes or the Company’s common stock.

The offer and sale of the Notes were not, and the offer and sale of any shares of the Company’s common stock issuable upon conversion of the Notes are not expected to be, registered under the Securities Act or the securities laws of any other jurisdiction, and the Notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, the Company’s ability to consummate the offering, the Company’s ability to effectuate the concurrent note repurchases or future note repurchases of the 2023 Convertible Notes, the other risks associated with the general nature of the energy service industry and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the subsequently filed Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.